Exhibit 10.1

AMENDMENT NO. 4 TO CONVERTIBLE DEBENTURE

This Amendment No. 4 (“Amendment”) to the Convertible Debenture in the original principal amount of $15,149,650 dated June 30, 2006, as amended (the “Convertible Debenture”) is made as of January 16, 2008, by and among YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP), a Cayman Islands limited partnership, with its principal place of business at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302 (“YA Global”) and Mobilepro Corp. (the “Company”).

WHEREAS, the Company owes YA Global weekly payments of $250,000 in principal payments plus interest on the outstanding principal balance of the Convertible Debenture commencing November 15, 2006;

WHEREAS, pursuant to Amendment No. 2 to Convertible Debenture YA Global agreed to allow the Company to suspend all principal and interest payments under the Convertible Debenture until July 8, 2007;

WHEREAS, the Company executed on June 29, 2007 a Purchase Agreement pursuant to which it sold certain of its telephony businesses to United Systems Access, Inc. d/b/a USA Telephone to enable it to extinguish all principal and interest owed under the terms of the Convertible Debentures as those businesses are sold in stages through December 31, 2007; and

WHEREAS, pursuant to the above Purchase Agreement USA Telephone agreed to pay $2,000,000 of the purchase price at the earlier of January 1, 2008 or the second closing of the ISP companies pursuant to a Promissory Note dated June 29, 2007 (the “Note”); and

WHEREAS, USA Telephone has informed the Company that it cannot make the $2,000,000 Note payment on January 1, 2008 but intends to pay $500,000 by January 4, 2008 , an additional $500,000 by January 11, 2008 and the remaining $1,000,000 at the earlier of the Second Closing (as that term is defined in the Purchase Agreement) or March 31, 2008; and

WHEREAS, the Company executed contemporaneously with the above Purchase Agreement Amendment No. 3 to Convertible Debentures to suspend all Scheduled Payments until January 1, 2008; and

WHEREAS, as a result of the delay in the closing of the sale of the CLEC assets of Mobilepro, the Company requests YA Global to extend for thirty (30) days until February 1, 2008 payment of principal and interest payments under this Agreement; and

WHEREAS, the Company intends to pay YA Global $500,000 on January 4, 2008 and $375,000 on January 11, 2008 when USA makes the Note payments in early January 2008 and all $1,000,000 of the Note payment when USA makes the remaining Note payment at the earlier of the Second Closing (as that term is defined on the Purchase Agrement) or March 31, 2008; and

WHEREAS, the parties to this Agreement desire to amend the Convertible Debentures to defer all principal and interest payments until February 1, 2008.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 1.02 of the Convertible Debenture. Section 1.02 of the Convertible Debenture is hereby amended and restated in its entirety as follows:

Section 1.02 Payments.

(a) The Company shall be required to make weekly scheduled payments (“Scheduled Payments”) consisting of at least $250,000 of principal, commencing with the first Scheduled Payment which shall be due and payable on February 1, 2008. Interest payments on the outstanding principal balance hereof shall commence on February 1, 2008. The Company shall have the right to make each Scheduled Payment in shares of Common Stock, which shares shall be valued at the lower of $0.275 or a seven percent (7%) discount to the average of the two lowest daily volume weighted average prices of the Company’s Common Stock as quoted by Bloomberg, LP for the five (5) trading days immediately following the Scheduled Payment date (the “Payment Conversion Price”), provided that all such shares may only be issued by the Company if such shares are tradeable under Rule 144 of the Securities and Exchange Commission (the “Commission”), are registered for sale under the Securities Act of 1933 or are freely tradeable without restriction in the hands of the Holder. All payments in respect of the indebtedness evidenced hereby shall be made in collected funds (unless paid in shares of Common Stock), and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Debenture in such order as the Holder elects, except that payments shall be applied to accrued interest before principal. Notwithstanding the foregoing, this Debenture shall become due and immediately payable, including all accrued but unpaid interest, upon an Event of Default (as defined in Section 3.01 hereof). Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. Time is of the essence of this Debenture. The Company shall be permitted to prepay any amounts owed under this Debenture if the price of the shares of the Company’s Common Stock is less than $0.275 per share and also may, at its option, increase any scheduled payment to $750,000 (payable in cash or Common Stock as set forth above) without incurring any penalties or fees. Nothing contained in this paragraph shall limit the amount that the Holder can convert at any time.

Section 2. Effect of Amendment. Except as amended hereby, the Convertible Debenture shall continue in full force and effect and is hereby incorporated herein by this reference.

Section 3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

Section 4. Titles and Subtitles. The titles of the sections and subtitles of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date first set forth above.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Name: Jay O. Wright
Title: Chairman and CEO

YA GLOBAL INVESTMENTS L.P.

By:	/s/ Troy Rillo
Name: Troy Rillo
Its: Senior Managing Director

Signature Page to Amendment No. 4 to Convertible Debenture